Exhibit 99.1

Preliminary safety, pharmacokinetics/pharmacodynamics, and antitumor activity of XmAb20717, a PD-1 x CTLA-4 bispecific antibody, in patients with advanced solid tumors

Background

XmAb20717 is a humanized bispecific monoclonal antibody that simultaneously targets PD-1 and CTLA-4. We report preliminary data from an ongoing, multicenter, Phase 1 study investigating the safety/tolerability, pharmacokinetics/pharmacodynamics, and clinical activity (RECIST 1.1) of XmAb20717 in patients with selected advanced solid tumors.

Methods

A 3+3 dose-escalation design was used to establish a maximum tolerated (MTD)/recommended dose for evaluation in parallel expansion cohorts, including melanoma, renal cell carcinoma, non-small cell lung cancer (NSCLC), prostate cancer, and a basket of tumor types without an FDA-approved checkpoint inhibitor (CI; n≤20 each). XmAb20717 was administered as an infusion on Days 1 and 15 of each 28-day cycle.

Results

As of 08Jul2020, 109 patients had been treated (Table 1), and 30 were continuing treatment. In escalation, 6 dose levels (0.15-10.0 mg/kg) were evaluated (n=34); an MTD was not established. Expansion cohorts were initiated at 10 mg/kg (n=72), and a 15 mg/kg escalation cohort was added (n=3). T-cell proliferation was noted in peripheral blood at doses as low as 3 mg/kg and was highest at 10 mg/kg. At this dose, consistent proliferation of CD8+ and CD4+ T cells was observed, indicative of dual PD-1 and CTLA-4 checkpoint blockade (Figure 1). Paired pre- and post-dosing biopsies showed increased intratumoral T-cell infiltration and IFN-response signatures following treatment. Grade 3/4 treatment-related adverse events (TRAEs) reported for ≥3 patients included rash (13%), transaminase elevations (7%), lipase increased (4% [2% with amylase increased]), and acute kidney injury (3%), all considered immune-related. There were 2 Grade 5 TRAEs: immune-mediated pancreatitis (in the presence of pancreatic metastases) and immune-mediated myocarditis (Grade 4) that contributed to respiratory failure. A complete response was reported as the best overall response for 1 patient (melanoma); partial responses were reported for 5 patients (2 melanoma, 2 NSCLC, 1 ovarian). The objective response rate was 13% overall and 21% at 10 mg/kg (6/46 and 6/29 evaluable patients, respectively). All responders had prior CI exposure. Responses were observed only at 10 mg/kg and, within the 10 mg/kg group, appeared to correlate with higher peak serum concentration and area under the curve.

Conclusions

XmAb20717 induced T-cell proliferation in peripheral blood consistent with dual-checkpoint blockade. Preliminary data indicate XmAb20717 was generally well-tolerated and associated with evidence of antitumor activity in CI-pretreated patients with various types of advanced solid tumors.

Trial Registration

NCT03517488

Ethics Approval

The study was approved by each institution’s IRB.

Table 1. Demographics and Baseline Characteristics

Characteristic	Escalation (n = 37)	Expansion Cohorts
		Melanoma (n = 20)	RCC (n = 8)	NSCLC (n = 20)	Prostate (n = 7)	Basket (n = 17)
Age, median (range)	56 (32-81)	67 (45-82)	64 (55-85)	72 (49-81)	69 (63-74)	61 (41-78)
Male	60%	60%	75%	75%	100%	24%
Months since initial diagnosis, median (range)	43 (3-313)	58 (6-511)	74 (52-249)	38 (8-113)	85 (1-110)	30 (1-165)
Lines of prior systemic therapy, median (range)	4 (0-9)	3 (0-9)	4 (0-6)	3 (0-9)	0 (0-11)	5 (0-8)
Prior checkpoint inhibitor therapy	76%	80%	63%	70%	14%	35%

Figure 1: Mean Change From Baseline in Percentage of Ki67+ T−Cell Expression in Peripheral Blood During First Two Cycles of XmAb20717

A)
Average of the maximum absolute changes of CD4+Ki−67+ (Freq. of CD4+)%
Absolute Change
0
5
10
Dose
B)
Average of the maximum absolute changes of CD8+Ki−67+ (Freq. of CD8+)%
Absolute Change
0
5
10
15
20
25
Dose
Dose
0.15 mg/kg (N=2)
0.3 mg/kg (N=3)
1.0 mg/kg (N=5)
3.0 mg/kg (N=5)
6.0 mg/kg (N=7)
10.0 mg/kg (N=29; Escalation+Expansion)